Exhibit 10.1

[***] Certain information has been excluded from this document pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”), is entered into by and between Blink Charging Co. (the “Company”) and Michael D. Farkas (“Executive,” and collectively with the Company, the “Parties”).

WHEREAS Executive and Company entered into the Executive Chairman and CEO Employment Agreement, effective as of January 1, 2021 (the “Employment Agreement”);

WHEREAS, Executive tendered to the Company his notice of intent to resign for Good Reason pursuant to Section 5(a) of the Employment Agreement on May 1, 2023; and

WHEREAS, at a meeting held May 1, 2023, the Board of the Company declined to cure the alleged Good Reason and elected to treat the notice as a resignation for Good Reason, and not to contest the alleged Good Reason,

It is this 20th day of June, 2023, agreed as follows:

1. The Parties acknowledge and agree that Executive’s last day of employment with the Company was May 1, 2023 (the “Termination Date”). Effective as of the Termination Date, Employee shall not be, or hold himself out as, an employee, agent, or representative of the Company or any of its subsidiaries, except in his current capacity as a member of the Board of Directors of the Company. Effective as of the Termination Date, Executive shall be deemed to have resigned from any and all positions with the Company or any of its subsidiaries (inside and outside of the United States) and shall execute any documentation to effectuate the foregoing as requested by the Company, except in his role as a Director. Executive had accrued and shall be paid for 240 hours of paid time off (i.e., $103,846.15, less applicable taxes and withholdings) in addition to the Severance Payment, consistent with the Company’s policies.

2. In consideration of Executive timely executing (and not timely revoking) this Agreement, and Executive’s compliance with this Agreement and the surviving provisions of his Employment Agreement (including those in Section 6, as amended below), and in full satisfaction of Section 5(a) in the Employment Agreement, the Company will provide Executive with the following (collectively, the “Severance Payment”):

(a)	Pursuant to Sections 5(a), 5(a)(i), 5(a)(ii)(A), and 5(a)(ii)(B) of the Employment Agreement, a lump-sum payment in the amount of $5,913,333, subject to applicable deductions and withholdings, which shall be paid in one lump sum cash payment, to be paid on the later of (i) 30 days following the Termination Date or (ii) three business days following the Effective Date in accordance with regular payroll practices;

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(b)	Pursuant to Section 5(a)(ii)(C) of the Employment Agreement, a one-time grant of 370,899 RCSs, subject to applicable deductions and withholdings (see Section 2(f) below), with such grant to be paid on the later of (i) 30 days following the Termination Date or (ii) three business days following the Effective Date in accordance with regular payroll practices. The number of RCSs to be issued shall be computed based on a per Share price equal to price of the Common Stock on the Termination Date (i.e., $7.01);

(c)	Pursuant to Section 5(a)(iii) of the Employment Agreement, if Executive timely elects benefit continuation coverage under the Company’s group health plan (or any successor plan thereto) for Executive and any eligible dependents pursuant to and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and as set forth below in Section 3 herein, the Company will reimburse Executive for the Executive and Company portion of the COBRA premiums (the “COBRA Premiums”) until the earliest to occur of: (i) twenty-four (24) months following the Termination Date; or (ii) the date on which Executive becomes eligible to receive coverage under another employer’s group healthcare plan, and Executive agrees to notify the Company promptly and in writing should that eligibility occur. Reimbursements for COBRA Premiums shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits reasonably acceptable documentation to the Company substantiating Executive’s payments for COBRA coverage within fifteen (15) days of each such payment, with such reimbursement occurring within fifteen (15) days of Executive’s submission of said documentation; provided, however, that the Company shall not provide reimbursement for any COBRA Premiums until the Effective Date, and the first reimbursement provided to the Executive shall be inclusive of any payments owed up to that date. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA Premiums, the Company shall pay a taxable cash payment to Executive each month over the remaining COBRA Period, in a gross amount equal to the applicable COBRA Premiums for that month (“Alternative Payments”). Any Alternative Payments will cease to be provided when, and under the same terms and conditions, COBRA Premiums would have ceased under this Section 2(d);

(d)	A one-time payment of $114,750 and a one-time grant of the equivalent of $90,000 in shares of Common Stock (as based on a per Share price equal to price of the Common Stock on the Termination Date (i.e., $7.01), each subject to applicable deductions and withholdings, as a disputed final payment for his 2022 Performance Bonus under Section 2(b) of the Employment Agreement;

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(e)	Pursuant to Section 5(a)(iv) of the Employment Agreement, immediate vesting of all issued and unvested equity awards, except the Performance Bonus under Section 4(d) of the Employment Agreement.

(f)	Executive agrees that he shall comply with the applicable requirements of the Securities Exchange Act of 1934 and the rules promulgated by the SEC thereunder in connection with the grant of equity awards hereunder, including, without limitation, the filing of a Statement of Changes of Beneficial Ownership of Securities on Form 4.

(g)	Before issuance of any equity grants pursuant to this Agreement, Executive shall elect to the Company whether he shall satisfy the withholdings requirements by the payment of cash or shares back to the Company.

3. The benefits received by Executive and Executive’s eligible dependents under the Company’s medical plan(s) will cease as of May 31, 2023. Thereafter, pursuant to governing law and independent of this Agreement, Executive will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and any eligible dependents if Executive timely applies for such coverage. Such COBRA coverage will be subject to the provisions of COBRA and the Company’s medical plan(s), as they may be modified from time to time. Information regarding Executive’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Executive in a separate mailing.

4. (a) Executive acknowledges and agrees that the consideration provided in Section 2, above: (a) is in full discharge of any and all obligations owed to Executive by the Company or its subsidiaries, monetarily or otherwise, with respect to Executive’s employment or the termination thereof; and (b) is in full satisfaction of any severance obligations under the Employment Agreement. Executive specifically acknowledges and agrees that, other than as provided in this Agreement, Executive is not entitled to any other salary, wages, commissions, overtime, premiums, paid time off, vacation, sick pay, holiday pay, personal day pay, royalties, equity, phantom equity, profits interests, carried interest, bonuses, deferred compensation (if any), or other forms of compensation, benefits, fringe benefits, perquisites, interests, or payments of any kind or nature whatsoever (collectively, “Compensation”). For the avoidance of doubt, Executive acknowledges and agrees that Executive is not entitled to a bonus in respect of calendar year 2023 or any future year because of the payments provided in Section 2.

(b) Notwithstanding the foregoing, this Agreement will not release the Company from its obligations towards Executive under the Commission Sales Agreement, dated November 17, 2009, and any amendments thereto (the “Commission Agreement”); provided that the Parties agree that any and all disputes, controversies or claims arising out of, relating to or in connection with the Commission Agreement shall be covered by the arbitration provision in Section 10 of this Agreement.

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5. (a) In exchange for the consideration provided to Executive pursuant to this Agreement, which Executive acknowledges is fair and sufficient and exceeds any payment, benefit, or other thing of value to which Executive might otherwise be entitled, Executive, on behalf of Executive and all of Executive’s heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the other Releasors ever had, now have, or might have against the Company, its parents, subsidiaries and affiliates (collectively, with the Company, the “Company Entities”), or any of the Company Entities’ respective past and present officers, directors, employees, agents, successors and assigns (collectively with the Company Entities, the “Releasees,” and each a “Releasee”), arising at any time prior to and including the Effective Date (as defined below) of this Agreement, whether such Claims are known or unknown to Executive, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contracts, agreements, or understandings Executive may have with any of the Releasees, whether written or oral, express or implied, any time prior to the date Executive executes this Agreement, including, but not limited to, the Employment Agreement; (c) Claims arising under any federal, state, foreign, or local law, rule, constitution, ordinance, or public policy, including, without limitation, (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1974, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Constitution as all such laws have been amended from time to time, and/or any other federal, state, or local labor laws, wage and hour and wage payment laws, employee relations or fair employment practices laws, or public policy, (ii) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (iii) Claims for Compensation, other monetary or equitable relief, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever. Executive specifically intends this release to be the broadest possible release permitted under law. Notwithstanding the foregoing, Executive shall not be deemed to have released (A) any obligations undertaken within this Agreement or claims Executive may have arising from or related to a breach of this Agreement by the Company; (B) any claims or rights which cannot be waived by law; (C) any right to the accrued benefits (as reflected in the governing plan documents and the books and records of any applicable employee benefit pension plan); and (D) any obligations towards Executive under the Commission Sales Agreement.

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(b) Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement or any other agreement between Executive and the Company, or any Company policy shall be read to prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for, (A) discussing or disclosing information related to Executive’s general job duties or responsibilities and/or regarding employee wages, as defined by applicable law, (B) sharing information about this Agreement with Executive’s spouse, attorney, accountant, or financial or other advisor, so long as Executive ensures that such parties maintain the strict confidentiality of this Agreement, (C) apprising any future employer or other person or entity to which Executive provides services of Executive’s continuing obligations to the Company under this Agreement, (D) revealing any information (except information protected by any of the Releasees’ attorney-client privilege or the work product doctrine) with an attorney or to appropriate governmental agencies or regulators, for the purpose of reporting or investigating a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, (E) providing non-privileged information in response to any other lawful subpoena or legal process, or (F) disclosing trade secrets in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order.

6. To the maximum extent permissible under applicable law, Executive represents and warrants that neither Executive nor anyone acting on Executive’s behalf has ever commenced or filed, or caused to be commenced or filed, any lawsuit, mediation, or arbitration against any of the Releasees. Except as otherwise provided in Section 5 of this Agreement, Executive further agrees that Executive will not, to the fullest extent permitted by law, commence or file, or in any way pursue, or cause or assist any person to entity to commence, file or pursue, any Claim, lawsuit, mediation, or arbitration against any of the Releasees in the future. For the avoidance of doubt, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from filing a charge with the EEOC or the Florida Commission on Human Relations or reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, participating in any EEOC or other agency investigation, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Executive is, however, waiving Executive’s right to file a court action or to seek or accept individual remedies or damages (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) from any of the Releasees in connection with any action filed by Executive or on Executive’s behalf by any such federal, state, or local administrative agency or any other person or entity.

7. Section 6(b) of the Employment Agreement shall be amended to read as follows: Non-Solicitation. During Farkas’s employment with the Company or its Affiliated Entities and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), Farkas shall not shall not solicit any person or entity who is, or was at any time within the previous twelve (12) months, a Customer (as defined below) of the Company or any of its Affiliated Entities to terminate or reduce its customer relationship with the Company. Throughout the Restricted Period, Farkas shall not, directly or indirectly, employ or solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company or any of its Affiliated Entities or who was an employee of the Company or any of its Affiliated Entities during the twelve (12) month period preceding the termination of his employment, except that Executive shall be permitted to continue to work with, continue to contract with, engage, employ or solicit for employment, or otherwise contract for the services of the following individuals/entities: (i) Carmen Villegas; (ii) Yechiel Baron; (iii) Aviv Hillo (as a director or shareholder only); (iv) Brian Golomb; and (v) Michael Lew.

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8. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability or of any wrongful acts whatsoever against Executive or any other person.

9. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any Party, regardless of which Party drafted this Agreement or any provision hereof. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

10. (a) Effective upon the payment of the consideration in Paragraph 2, the Parties agree that that any and all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement between Executive and any entity in which Executive is a controlled shareholder (including without limitation the Commission Agreement) on the one hand and the Company or its successors, affiliates, or predecessors on the other (collectively, an “Arbitrable Agreement”) or the breach, termination, enforcement, interpretation or validity of such Arbitrable Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Miami, Florida before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The Parties shall share the costs of the arbitration, with each party bearing its own attorneys’ and other fees; provided that the arbitrator may award fees and/or costs to the prevailing party pursuant to any award. The arbitrator also has the authority to grant provisional remedies, including injunctive relief. The Parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. Notwithstanding the foregoing, any party to this Agreement may seek injunctive relief or other equitable remedies from a court of competent jurisdiction without first pursuing resolution of the dispute as provided above.

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(b) The Parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided, however, that nothing herein shall prevent a party from disclosing information regarding the arbitration for purposes of enforcing the award. The parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

11. This Agreement (i) may be executed in identical counterparts, which together shall constitute a single agreement, PDF, and other true and accurate copies of this Agreement will have the same force and effect as originals hereof; (ii) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party, notwithstanding which party may have drafted it; (iii) shall be deemed to have been made in the State of Florida, and shall be governed by and construed in accordance with the laws of the State of Florida, excluding any choice of law principles; (iv) constitutes the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between Executive on the one hand and the Company on the other hand regarding the same subject matter (except any entitlements under the Commission Sales Agreement), and Executive specifically acknowledges and agrees that notwithstanding any discussions or negotiations Executive may have had with any of the Releasees prior to the execution of this Agreement, Executive is not relying on any promises or assurances other than those explicitly contained in this Agreement; and (v) may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further signed written agreement between the Parties.

12. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder (“Section 409A”), or shall comply with the requirements of such provision and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding the foregoing, the Company does not guarantee that any payment hereunder complies with or is exempt from Section 409A and neither the Company, nor its executives, directors, managers, officers, employees, or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A.

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13. (a) Executive understands that this Agreement includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination and other forms of discrimination (including harassment), whether those claims are presently known to Executive or hereafter discovered. Executive is not waiving or releasing any right or claim Executive may have under the ADEA which arises after the date Executive signs this Agreement. In accordance with the ADEA, Executive understands that Executive will have twenty-one (21) days from May 8, 2023 to consider the terms of this Agreement, execute it, and return it via email to Aviv Hillo, [***]. If Executive executes this Agreement prior to the end of this twenty-one (21) day period, Executive hereby knowingly and voluntarily waives the remainder of this twenty-one (21) day period. If Executive fails to execute and return this Agreement within the twenty-one (21) day period, then this Agreement will be null and void and of no force or effect.

(b) Executive acknowledges that if Executive timely executes this Agreement, Executive shall have seven (7) days from the date Executive signs it to revoke this Agreement by providing written notice of such revocation via email to Aviv Hillo, [***]. If Executive revokes this Agreement within seven (7) days from the date Executive signs it, as provided herein, then this Agreement will be null and void and of no force or effect. If Executive does not revoke this Agreement within seven (7) days from the date Executive signs it as provided herein, this Agreement will become fully binding, effective, irrevocable, and enforceable on the eighth (8th) calendar day after Executive executes it (the “Effective Date”).

14. By signing this Agreement below, Executive expressly acknowledges, represents, and warrants that Executive has carefully read this Agreement; that Executive fully understands the terms, conditions, and significance of this Agreement and its final and binding effect; that Executive has had ample time to consider this Agreement; that no other promises or representations were made to Executive other than those set forth in this Agreement; that Executive is fully competent to manage Executive’s personal and business affairs and understands that Executive is waiving legal rights, whether presently known or hereafter discovered by signing this Agreement; that the Company has advised and urged Executive to consult with an attorney concerning this Agreement, and Executive has had an opportunity to thoroughly discuss the Agreement with such attorney, if Executive so desired; that Executive has executed this Agreement freely, voluntarily, knowingly, without duress or coercion, and with an intent to be bound by this Agreement; and that Executive has full power and authority to release Executive’s Claims as set forth herein and has not assigned any such Claims to any other individual or entity.

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Blink Charging Co.

By:	/s/ Brendan Jones	06/21/2023
Name:	Brendan Jones	Date
Title:	President

Accepted and Agreed:

/s/ Michael D. Farkas	06/21/2023
Michael D. Farkas	Date

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